Morgan Grenfell SMALLCap Fund
Procedures Pursuant to Rule 10f-3
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					SECURITIES PURCHASED		COMPARABLE SECURITY #1		COMPARABLE SECURITY #2
(1) Names of Underwriters	Merrill Lynch, Banc of 		Lehman Brothers, Banc of 	Dean Witte
					America Securities, Robert 	America, Bear Stearns,
					Baird, William Blair, Bear 	Johnson Rice, Tucker
					Stearns, Deutsche Bank 		Anthony, BT Alex. Brown,
					Securities, C.L. King		Goldman, Merrill, Morgan
										Keegan, Schroder & Co.,
										William Blair & Co., HD
										Brous & Co., Edward D.
										Jones & Co., C.L. King &
										Assoc., McDonald
										Investments Inc.

(2) Names of Issuer 		Shopko Stores, Inc.		Ames Department Stores, Inc.	Sears, Roebuck & Co.

(3) Title of Security		Shopko Stores, Inc.		Ames Department Stores, Inc.	Sears, Roebuck & Co.
					Common Stock			Common Stock			Common Stock

(4) Date of First Offering	July 15, 1999			May, 1999				September, 1986

(5) Amount of Total Offering	3,500,000 shares			4,500,000 shares			7,500,000

(6) Total Value of Offering	$134,750,000			$174,375,000			$331,875,000

(7) Unit Price			$38.50				$38.75				$44.25

(8) Underwriting Discount	$1.82 (4.727%)			$1.90 (4.9%)			NA

(9) Dollar Amount Purchased	$261,800				NA					NA

(10) Number of Shares
	Purchased			6,800 				NA					NA

(11) Years of Continuous
	Operation			The company has been in
					continuous operation for at
					least three years			NA					NA

(12) % of Offering
	Purchased by Fund		0.1942				NA					NA

(13) % of Offering Purchased
	by Associated Investment
	Companies			0.0114				NA					NA

(14) % of Offering Purchased
	by Fund and Associated
	Funds (Limited to 25%
	of the Offering)		0.2057				NA					NA

(15) Name(s) of Underwriter(s)
	or Dealer(s) from
	whom Purchased		Merrill Lynch, Banc of
					America Securities, Robert
					Baird					NA					NA
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